EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related prospectus of Biopure Corporation for the registration of a maximum of $30,000,000 of its common stock and to the incorporation by reference therein of our report dated December 10, 2001 (except for Note 14, as to which the date is January 22, 2002), with respect to the consolidated financial statements of Biopure Corporation included in its Annual Report on Form 10-K for the year ended October 31, 2001, filed with the Securities and Exchange Commission.

                                                  /s/ Ernst & Young LLP


Boston, Massachusetts
March 7, 2002